Exhibit 99.1

HINES GLOBAL INCOME TRUST ACQUIRES AIRBUS DEFENCE AND SPACE, S.A.U. OFFICE AND INDUSTRIAL COMPLEX IN MADRID
c. The deal represents Hines Global Income Trust’s first investment in Spain

Madrid, 22 June 2020 - Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust (“Hines Global”) has acquired an office-industrial complex in Madrid through a sale-leaseback transaction with Airbus Defence and Space, S.A.U. Hines Global acquired the complex for €29.2m.
The 43,387-square-metre facility is located in the Corredor del Henares submarket facing the A2 Motorway, only a five-minutes drive from Madrid’s airport and 20 minutes from Madrid´s city centre. The complex is fully let with a six-year term to Airbus Defence and Space S.A.U. and is comprised of six office and industrial buildings plus two security access points. The facility has the potential to be redeveloped into a best-in-class last-mile logistics facility due to its strategic location close to the Madrid Airport and the ability to reach the majority of Madrid’s population within 45 minutes.
Omar Thowfeek, Hines managing director-fund management, said: “Hines has over 25 years of experience investing in Spain, and we are excited about acquiring this investment, which provides us access to a prime location in Madrid with upside potential. Hines Global continues to be a believer in the long-term growth prospects of last-mile logistics in major European cities, and this opportunity is in-line with advancing our strategy.”
Vanessa Gelado, senior managing director and Hines Spain country head, said: “This asset’s location facing the A2 motorway and only five minutes from the Barajas Adolfo Suarez airport’s freight terminal represents one of the best locations in Madrid for an asset of this class. Also, completing this acquisition in such a difficult time shows the continued commitment from Hines to the Spanish market.”
Hines Global was represented by DLA and Knight Frank, while BNP Paribas represented Airbus Defence and Space, S.A.U. in the transaction.

ENDS

For further information please contact:

Richard Stocks
+44 (0) 7951 328 475
Richard.Stocks@fticonsulting.com

George Lancaster
+1-713-966-7676
George.lancaster@hines.com

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinessecurities.com/current-offerings/hgit.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 205 cities in 24 countries. Hines has approximately $133.3 billion of assets under management, including $71 billion for which Hines serves as investment manager, including non-real estate assets, and $62.3 billion for which Hines provides third-party property-level services. The firm has 165 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,393 properties, totaling over 459 million square feet. The firm’s current property and asset management portfolio includes 539 properties, representing over 232 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world.

Since entering Europe in 1991, Hines has grown its European platform to include offices in 16 cities as well as a presence in 47 cities in 12 countries, with €18.2 billion of assets under management in Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Poland, Spain and the United Kingdom.

Visit www.hines.com for more information.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the long-term potential of the facility, future benefits to be realized with respect to Hines Global’s last mile logistics strategy in Europe, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the facility, the tenant at the facility remaining committed to its lease obligations and continuing to pay rent in a timely manner, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2018, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.